EXHIBIT 10.1

DEVELOPMENT AGREEMENT

This Development Agreement (this “Agreement”) is made and entered into as of the 31st day of December, 2007, by and between the UNIFIED GOVERNMENT OF WYANDOTTE COUNTY/KANSAS CITY, KANSAS (“Unified Government”) and PNK (KANSAS), LLC, a Kansas limited liability company (“Pinnacle”).

In 2007, the Kansas Legislature enacted Senate Bill No. 66, the Kansas Expanded Lottery Act (“KELA”) which authorizes the establishment of one (1) Lottery Gaming Facility (as defined in KELA) in four (4) separate gaming zone locations with the State of Kansas.

KELA provides that one (1) gaming zone and authorized Lottery Gaming Facility may be located within the northeast zone of the state, which is defined as the geographical boundaries of Wyandotte County.

KELA requires that an applicant seeking to manage a gaming facility must receive an endorsement from the governing body of the city or county in which the facility is located.

In order to streamline the endorsement process, the Unified Government issued RFP 27-345 (“RFP”), requesting prospective Lottery Gaming Facility Managers (as defined in KELA) to provide certain documentation and information to the Unified Government with respect to their proposed Lottery Gaming Facility.

In response, Pinnacle submitted a proposal in response to the RFP that describes Pinnacle’s proposed Lottery Gaming Facility which was subsequently supplemented and amended, each such document is attached or referred to on Exhibit A attached hereto.

On November 8, 2007, the Unified Government Planning Commission reviewed the Proposal and recommended approval of Zoning Application No. CZ-07401-00031 (“Rezoning Application”), Special Permit Petition No. SP-07402-00048 (“SUP Application”), and preliminary plan application (“Preliminary Plan Application”) submitted by Pinnacle.

On December 3, 2007, the Board of Commissioners of the Unified Government approved the Rezoning Application, SUP Application and Preliminary Plan Application submitted by Pinnacle. The approved Rezoning Application, SUP Application and Preliminary Plan Application are herein after referred to as the “Rezoning Approval”, the “SUP Approval” and the “Preliminary Plan Approval”, respectively, and collectively, the “Approvals.” The RFP Response and the Approvals are collectively hereinafter referred to as the “Proposal”.

On December 13, 2007, the Board of Commissioners of the Unified Government adopted resolutions pursuant to which the Unified Government endorsed the Proposal.

Pinnacle intends to submit an application to the Kansas Lottery in accordance with KELA to be named a Lottery Gaming Facility Manager (as defined in KELA).

The parties now desire to enter into this Agreement to set forth their understandings and agreements relating to the development of a Lottery Gaming Facility in Wyandotte County.

NOW THEREFORE, the parties agree as follows:

ARTICLE I: TERM

1.01. Term. This Agreement shall be effective upon execution by both parties (“Effective Date”) and shall expire upon the earlier to occur of (i) a party other than Pinnacle is selected as the Lottery Gaming Facility Manager for the northeast zone of Kansas, (ii) a final unappealable judgment holding KELA unconstitutional or (iii) at such time as Pinnacle, or its assigns, is no longer a Lottery Gaming Facility Manager for the northeast zone. Further, in the event (i) the judgment in Case No. 07-99128-S State ex rel. Paul Morrison v. Kansas Lottery and Ed Van Petten judicially modifies the Act (“Pending Suit”), (ii) the Commission issues additional rules and regulations or modifies any existing rules or regulations, or (iii) the act is amended or modified by legislative action, the parties agree to use commercially reasonable efforts to amend this Agreement in order to comply with such amendments or modifications.

ARTICLE II: PROJECT DEVELOPMENT

2.01 Project Development. Pinnacle has budgeted in excess of $640,000,000 for the Project. The Project is anticipated to be substantially completed approximately 36 months after the occurrence of the later of (i) the Lottery Gaming Facility Management Contract becoming effective or (ii) the Pending Suit has been resolved and this Agreement continues in effect as provided in Article I above. At a minimum Pinnacle shall construct and the “Project” shall consist of approximately:

•	a state of the art 100,000 square foot casino;

•	a casino floor with 2,300 slot machines and 60 game tables and 25 poker tables;

•	a 500 room hotel, 200 of which will be luxury rooms;

•	bars and a nightclub;

•	restaurants offering casual and gourmet dining options;

•	15,000 square feet of boutique retail space;

•	a 100,000 square foot convention center which will eventually be expanded to 200,000 square feet after Schlitterbahn develops its planned hotel space;

•	50,000 square feet of the convention center will be designed to host live concerts and events; and

•	a central water feature connecting the gaming facility with Schlitterbahn Vacation Village waterway after Schlitterbahn develops the waterway planned on the Schlitterbahn property.

2.02 Control of Property. On or prior to the date of execution of this Agreement, Pinnacle shall own or have contract(s) to purchase all of the real property legally described on Exhibit B and depicted on the preliminary site plan on Exhibit B-1 (“Project Area”) and Pinnacle shall be vested with fee simple title to all real property within the Project Area prior to commencement of construction of the Gaming Facility. Pinnacle has provided the Unified Government with executed copies of purchase agreements to all real property within the Project Area.

2.03 Proposal and Development Approvals. Pinnacle shall comply with the approved: (A) Rezoning Approval, SUP Approval, and Preliminary Plan Approval, as such approvals may be amended pursuant to the Unified Government Zoning Ordinance and Subdivision Regulations and the laws of the State of Kansas, and (B) this Agreement, as it may be modified or revised from time to time.

2.04 Development Approvals.

(a)	The Unified Government hereby agrees to cooperate and coordinate with Pinnacle and use its best efforts to timely review and approve all plans and issue necessary permits and other approvals which are required for Pinnacle to construct the Project.

(b)	Upon Pinnacle being approved as a Lottery Gaming Facility Manager for the Northeast Kansas Gaming Zone by the State of Kansas, the Unified Government shall publish the ordinance approving the Rezoning Application.

(c)	Unified Government has published Ordinance RFA 070568, removing the Project Area from the STAR Bond District. The Unified Government agrees to work in good faith with Pinnacle to take such further action(s) which may become necessary relating to the removal of the Project Area from the STAR Bond District.

(d)	Unified Government shall publish the resolution of endorsement endorsing Pinnacle as a Lottery Gaming Facility Manager for the Northeast Kansas Gaming Zone, which resolution shall be incorporated into Pinnacle’s application to the State of Kansas to be designated as a Lottery Gaming Facility Manger for the Northeast Kansas Gaming Zone with the only contingency to publication of such resolution being execution of this Agreement.

2.05 Land Development and Building Codes. The Unified Government and Pinnacle acknowledge that the contemplated uses and occupancies of the Project shall comply with all adopted federal, state, and local building codes, subdivision, zoning, environmental, and other development regulations, and that the Project shall be constructed in compliance with all such applicable codes and regulations. The Unified Government agrees to work with Pinnacle to identify all applicable codes as they become applicable to the Project. Additionally, Pinnacle has committed to work with a LEED Accredited Professional and shall work with the Unified Government towards integrating environmentally sustainable elements into the Project.

2.06 Assistance to Developer. The Unified Government agrees to use reasonable efforts, without hindrance or delay, to help Pinnacle, its agents, contractors, subcontractors, tenants, or land purchasers, to obtain building permits from the Unified Government and any permits or approvals required from any federal, state, or local governmental body or agency, upon reasonable request by Pinnacle.

2.07 Utilities and Fees. The Unified Government agrees that Pinnacle shall have the right to connect to any and all water lines, sanitary and storm sewer lines, and other applicable UG facilities and/or services constructed or provided in the vicinity of the Project subject to compliance with the Unified Government’s codes and procedures for such connections/provision of service. Pinnacle shall complete or pay for the completion of all on and off-site utility improvements or required extension of utilities as required by the approved rezoning, plat approvals, final development plans, approved final utility plans or which are otherwise required as the result of the impacts of the Project. Pinnacle acknowledges that it will be responsible for securing and paying for all utilities of the gaming facility. Pinnacle agrees that it will utilize electric and water utilities provided solely by the Board of Public Utilities of Kansas City, Kansas at the standard commercial rates. The Unified Government agrees that Pinnacle shall be obligated to pay only those water, sanitary sewer, storm sewer, building permit, engineering inspection, and other fees of general applicability. Pinnacle acknowledges that the Unified Government shall have no financing obligations in connection with the Project except as expressly provided herein.

2.08 Modifications. The Unified Government acknowledges that Pinnacle shall be permitted, to make enhancements and modifications to the Project from the details provided in the Proposal, subject to appropriate development approvals, so long as such changes are consistent with the overall scope and level of quality of the Project as described in Proposal. Modifications to the Project that change the overall scope and/or level of quality of the Project as described in the Proposal are subject to the written approval of the Unified Government. Further, the Unified Government acknowledges that certain factors necessary for the successful development of the Project exist outside of the control of Pinnacle, and that in accordance therewith modifications to the Project may be required in the event of adverse changes in the financial, banking or capital markets or the applicable legal and regulatory environment affecting the Project or any third party developments located in the vicinity of the Project Area. All such modifications shall be subject to the written approval at the reasonable discretion of the Unified Government.

ARTICLE III: PROJECT IMPROVEMENTS

The parties agree that Pinnacle shall be responsible for funding all on-site infrastructure improvements and the following off-site infrastructure improvements:

3.01 Sanitary Sewer. Based upon a final engineering study submitted by Pinnacle and approved by the Unified Government stating that an increase of the sanitary sewer pipe located on the east side of 110th Street is necessary to serve the Project, Pinnacle shall upsize such sanitary sewer pipe located on the east side of 110th Street to the extent required to service the Project.

3.02 Transportation. In order to mitigate the traffic impacts identified in the traffic study completed by Olsson Associates and submitted with the Proposal, the following minimum improvements shall be made (access references are to the preliminary site plan, which is attached to this Agreement as Exhibit B-1):

(a)	Construct an exclusive eastbound right-turn lane on Parallel Parkway just east of 100th Street.

(b)

Improve 98th Street, which improvement may include relocation, between Parallel Parkway and France Family Drive; provided, Pinnacle shall coordinate design and construction phasing of 98th Street with the Unified Government and Schlitterbahn for further expansion to State Avenue.

(c)	Exclusive left-turn and right turn lanes should be provided on 98th Street at the signalized intersection with Drive 1.

(d)	A reconfigured intersection of 98th Street and France Family Drive will be required with the 98th Street Realignment. Drive 1A should be as far from 98th Street as can be provided with exclusive left-turn and right-turn exiting lanes.

(e)	Add an additional eastbound lane (3) on Parallel Parkway from the I-435 NB Off-Ramp to 98th Street where it would function as a right-turn lane drop.

(f)	Additional improvements, if any, determined to be necessary due to the traffic generated by the Project as recommended by an updated traffic study prepared by an engineer, chosen and paid for by Pinnacle and reasonably acceptable to the Unified Government and Pinnacle. In addition, such updated traffic study shall address the phasing and timing of traffic and street improvements related to third party developments.

3.03 Construction Addendum & Completion Schedule. After receipt of final unappealable award by the State of Kansas of the Lottery Gaming Facility Management Contract to Pinnacle and receipt of final plan approval from the Unified Government, Pinnacle and the Unified Government will agree upon a construction addendum to this agreement which will provide specific on-site and off-site infrastructure improvements to be constructed by Pinnacle and a schedule for the completion of such improvements (“Construction Addendum”).

ARTICLE IV: TRANSPORTATION SERVICE

4.01. Free Shuttle Bus and Valet Parking. Pinnacle will, at no cost to the Unified Government, provide and operate a free shuttle bus system that connects the Legends shopping center to the Project with a minimum of four stops at Village West and two stops at Schlitterbahn Vacation Village. The exact number of stops, locations of such stops and the frequency of shuttle buses shall be determined by Pinnacle in its reasonable judgment based upon ridership of the shuttle bus system from time to time; provided, however, Pinnacle will provide the Unified Government notice of the proposed changes and shall provide a period of thirty (30) days following such notice to consult with the Unified Government regarding the modification of any routes, stops, frequency or continuation of operation of the shuttle bus system. Additionally, Pinnacle shall, at its expense, provide free valet parking to qualified gaming patrons; provided, however, in the event Pinnacle can demonstrate to the Unified Government that such free valet parking is not required to maintain adequate parking capacity, Pinnacle may begin charging a fee for valet parking.

Pinnacle shall procure, at its own expense, all equipment necessary to operate the shuttle bus system. The Unified Government acknowledges that Pinnacle shall be permitted, subject to the written consent of the Unified Government, to select the equipment for the shuttle bus system.

Pinnacle will coordinate its service with the transportation service of the Unified Government and ATA in full compliance with the ADA.

ARTICLE V: FINANCING

5.01. Budget. The Gaming Facility shall be constructed substantially in accordance with the budget attached to the Proposal (“Budget”) which is attached hereto as Exhibit A which has been approved by the City. The parties recognize and agree that the Budget is an estimate of the costs to construct the Gaming Facility and is subject to change due to modification of the Gaming Facility and market and other factors outside of Developer’s control.

5.02. Private Financing. Developer agrees that the acquisition of the Project Area and the construction of the Gaming Facility, including the extension of any utilities, shall be financed solely by private equity and debt and acknowledges that no public funds, such as, tax increment financing, STAR bonds, transportation development districts, or any other public subsidies will be utilized in such acquisition or construction.

ARTICLE VI: PUBLIC SAFETY

6.01 Police Protection. Pinnacle agrees to maintain a professional security department on a 24/7 schedule. The purpose of the department will be to enhance the safety and security of the resort guests and employees and the assets of the resort and casino. Pinnacle does not anticipate having an undue impact on the police services currently provided in the community and shall not be required to provide funding or facilities for additional services.

6.02 Fire Protection and Emergency Medical Services. Pinnacle’s professional security personnel will include trained and certified paramedic personnel or EMT trained and certified personnel on each shift. Additionally, all security officers will be qualified in cardiopulmonary resuscitation (CPR) and Automatic External Defibrillators (AEDs) will be positioned throughout the complex. While Pinnacle does not anticipate having an undue impact on fire protection and emergency medical services as provided by the Kansas City Kansas, Fire Department (“KCKFD”), and shall not be required to provide funding or facilities for the KCKFD, Pinnacle shall consult with the KCKFD to identify required fire fighting equipment and/or emergency medical equipment specifically necessitated by the Project, if any. If such equipment is determined to be necessary, Pinnacle will make a reasonable contribution to the cost of such equipment.

ARTICLE VII: COMMUNITY CONTRIBUTIONS

7.01 Charitable Contribution. Pinnacle has voluntarily and independently determined to make charitable contributions to qualified charitable organizations in the Wyandotte County community so long as Pinnacle is the Lottery Gaming Facility Manager for the northeast zone of the State. Pinnacle has pledged to provide a minimum annual contribution of one million dollars ($1,000,000) to Wyandotte County qualified charitable organizations selected by Pinnacle. Pinnacle has further pledged to contribute or cause an affiliate or third party to contribute a one-time contribution of one million dollars ($1,000,000) to Wyandotte County qualified charitable organizations selected by Pinnacle following opening of the Lottery Gaming Facility located within the Project Area. No single charitable organization will receive in excess of 50% of the aggregate of the contributions made by Pinnacle within a calendar year. Pinnacle will give significant consideration to qualified community based organizations having a focus of neighborhood preservation and revitalization or similar missions. Pinnacle agrees to consider any qualified charitable organizations proposed by the Unified Government and shall consult with the Unified Government regarding the designation of the qualified charitable organizations which will receive such donations; provided, however, Pinnacle shall, in its sole discretion, designate the qualified charitable organizations which will receive such donations. Subject to Section 39(a) of KELA, Pinnacle and the Unified Government agree that the voluntary contributions provided herein shall not be deemed a tax, fee, charge, transfer or distribution levied by the Unified Government.

ARTICLE VIII. USE AND OPERATION

8.01 Initial Operations. Pinnacle covenants that following the issuance of a certificate of occupancy for the Project by the Unified Government, Pinnacle shall occupy the Project in accordance with the schedules provided in Sections 2.01 and 3.03 above and thereafter will commence operating the casino, hotel, and convention in accordance with the Lottery Gaming Facility Management Contract.

8.2. Transportation Component. Pinnacle covenants that at all times during the Term, it will, at its expense, make a commercially reasonable effort to cause the shuttle bus system and valet parking service to be operated pursuant to the terms of Section 4.01 above.

ARTICLE IX: TAXES AND TAXATION

9.01 Payment of Taxes. The Unified Government shall not be responsible for, nor indemnify Pinnacle for any federal, state, or local taxes which may be imposed or levied upon the subject matter of this Agreement. Pinnacle agrees that to the extent it is obligated by law to pay any occupation taxes, real property taxes and special assessments for the land and improvements constituting the Project, Pinnacle shall pay such taxes promptly on or before the due date of such taxes. The parties agree, however, that Pinnacle is not waiving its right to pay such taxes under protest and dispute such taxes in accordance with applicable law. Notwithstanding the foregoing, the Unified Government agrees that no transportation development districts or special benefit districts shall be created which include the Project Area without receiving the prior written consent of Pinnacle.

ARTICLE X: LIABILITY

10.01 Disclaimer of Liability. The Unified Government shall not hold harmless or indemnify Pinnacle for any liability whatsoever.

10.02 No Limit of Liability. Nothing in this Agreement shall be construed to limit Pinnacle’s liability to the Unified Government as such liability may exist by or under operation of law.

ARTICLE XI: UNIFIED GOVERNMENT PROVISIONS

11.01 Prevailing Wage. Pinnacle is committed to utilizing one hundred percent (100%) union labor for the construction of the Project, and Pinnacle and its subcontractors shall define the jobs of workmen, laborers and craftsmen engaged in all construction activities, including construction activities typically reserved as tenant finish, on the Project by classifications listed in the United States Department of Labor General Wage Decision for Wyandotte County, Kansas. Pinnacle and its subcontractors, its tenants, and their subcontractors shall pay employees performing construction work on the job site, including those employees performing work on tenant finish, at a rate not less than the current prevailing per diem wage rate applicable to each job classification. Pinnacle further commits to include (and enforce) in all tenant leases at Pinnacle provisions that would require all tenants to comply with prevailing wage standards in all construction work performed within the Project Area. Apprentices and trainees registered in training programs approved by the Department of Labor may be paid less, but not less than seventy percent (70%) of the applicable rate.

11.02 Anti-Discrimination Requirements. In addition to the requirements of the LBE/MBE/WBE Participation and Employment Opportunity Agreement, which is attached as Exhibit C, Pinnacle agrees to the following:

Pinnacle commits to work with minority, women and local owned business enterprises to assist them in becoming qualified as union contractors as well as providing assistance to these businesses to obtain certification with the Unified Government as a minority, women or local business enterprise.

Pinnacle will not discriminate against any employee or applicant for employment because of race, religion, color, sex, disability, age, national origin, or ancestry. Pinnacle will take affirmative action to ensure that applicants are employed, and that employees are treated during employment, without regard to their race, religion, color, sex, disability, age, national origin or ancestry. Such action shall include, but not be limited to, the following: Employment, upgrading, demotion, or transfer; the recruitment or recruitment advertising; layoff or termination; rates of pay or other forms of compensation; and, selection for training, including apprenticeship. Pinnacle agrees to post in conspicuous places, available to employees and applicants for employment, notices to be provided by the Unified Government, setting forth the provisions of this nondiscrimination clause.

Pinnacle will, in all solicitations or advertisements for employees placed by or on behalf of Pinnacle; state that all qualified applicants will receive consideration for employment without regard to race, religion, color, sex, disability, age, national origin, or ancestry.

Pinnacle will cause the foregoing antidiscrimination provisions to be inserted in all subcontracts for any work covered by this Agreement so that such provisions shall apply to contracts or subcontracts for standard commercial supplies or raw materials.

Pinnacle shall assure that it is in compliance with and shall maintain sufficient records to document that, under all aspects of this Agreement, it has acted in a manner which is in full compliance with all applicable sections of the Equal Employment Section of this Agreement, and the following, as applicable: Title VI of the Civil Rights Act of 1964 (as amended) (42 USCS ‘2000d et seq.); Title VII of the Civil Rights Act of 1964 (42 USCS ‘2000e et seq.); Title VII of the Civil Rights Act of 1968 (42 USCS ‘3601 et seq.); The Americans with Disabilities Act of 1990. 42 U.S.C. ‘12191, and amendments thereto; the Kansas Act Against Discrimination, K.S.A. ’44-101 through 1004 (1992 Supp.) and amendments thereto; Chapter 11 of the Procurement Code and Regulations of the Unified Government of Wyandotte County/Kansas City, Kansas, and amendments thereto; and, ’18-86 and 87 of the 1988 Code of Ordinances of the Unified Government of Wyandotte County/Kansas City, Kansas, and amendments thereto. Such records shall at all times remain open to inspection by an individual designated by the Unified Government for such purpose.

Pinnacle and the Unified Government, in carrying out this Agreement, shall also comply with all other applicable existing federal, state and local laws relative to equal opportunity and nondiscrimination, all of which are incorporated by reference and made a part of this Agreement. Pinnacle will be required to conform to Equal Employment Opportunity and Affirmative Action requirements prior to the execution of this Agreement.

11.03 Representations. Pinnacle makes the following representations:

Pinnacle has not knowingly influenced a Unified Government employee or former Unified Government employee to breach any of the ethical standards set forth in Article 12 of the Procurement Regulations.

Pinnacle has not violated, and is not violating, and promises that it will not violate the prohibition against gratuities and kickbacks set forth in R-12-106 (Gratuities and Kickbacks) of the Procurement Code.

Pinnacle has not retained and will not retain a person to solicit or secure a Unified Government contract upon an agreement or understanding for a commission, percentage, brokerage, or contingent fee, except for retention of bona fide employees or bona fide established commercial selling agencies for the purpose of securing business.

11.04 Indemnification. Pinnacle shall indemnify, defend, and hold the Unified Government of Wyandotte County/Kansas City, Kansas harmless from and against all claims, losses, damages, or costs arising from or in any way related to Pinnacle’s breach of the warranties set forth in Section 11.03. This indemnification shall not be subject to any limitation of remedies or warranties which are contained in this or any other agreement and shall survive termination of this or any other agreement between the parties hereto or thereto for a period of two years following expiration or termination of this Agreement.

ARTICLE XII: GENERAL PROVISIONS

12.01	Law of Kansas. This Agreement shall be governed by and construed according to the laws of the State of Kansas.

12.02. Amendment. This Agreement, and any exhibits attached hereto, may be amended only by the mutual consent of the parties, by the adoption of an ordinance or resolution of the Unified Government approving said amendment, as provided by law, and by the execution of said amendment by the parties or their successors in interest.

12.03. No Other Agreement. Except as otherwise expressly provided herein, this Agreement supersedes all prior agreements, negotiations and discussions relative to the subject matter of this Project and is a full integration of the agreement of the parties.

12.04. Assigns and Transfers. This Agreement shall be binding upon the parties and their respective successors and assigns. Prior to the receipt of award of the Lottery Gaming Facility Management Contract by the State of Kansas, Pinnacle may only assign this Agreement to any subsidiary or parent of Pinnacle or upon approval by the Unified Government. Following award of the Lottery Gaming Facility Management Contract by the State of Kansas to Pinnacle, Pinnacle shall have the right to assign this Agreement without the consent of the Unified Government, so long as such assignment is in compliance with KELA and all rules and regulations established by the State of Kansas pursuant thereto.

12.05. Severability. If any provision, covenant, agreement or portion of this Agreement, or its application to any person, entity or property, is held invalid, such invalidity shall not affect the application or validity of any other provisions, covenants or portions of this Agreement and, to that end, any provisions, covenants, agreements or portions of this Agreement are declared to be severable.

12.06. Delay. For the purposes of any of the provisions of this Agreement, neither the Unified Government nor Pinnacle, nor any successor in interest, shall be considered in breach of or default in its obligations under this Agreement in the event of any delay caused by: the Pending Suit or any subsequent chanllenge of the Act; damage; destruction by fire or other casualty; strike; shortage of material; unusually adverse weather conditions, including but not limited to: severe rain storms, below freezing temperatures of an abnormal degree or quantity for an abnormal duration, and/or tornadoes; failure of Pinnacle to secure all necessary governmental approvals; and other events or conditions beyond the reasonable control of the party affected which interferes with the ability of such party to discharge its respective obligations.

12.07. Notice. All notices and requests required pursuant to this Agreement shall be in writing and shall be sent as follows:

To Pinnacle:

Mr. Alex Stolyar

Pinnacle Entertainment, Inc.

3800 Howard Hughes Parkway

Suite 1800

Las Vegas, NV 89169

And

Mr. Jack Godfrey, Esq.

General Counsel

Pinnacle Entertainment, Inc.

3800 Howard Hughes Parkway

Suite 1800

Las Vegas, NV 89169

With copies to:

John D. Petersen, Esq.

Polsinelli Shalton Welte Suelthaus PC

6201 College Boulevard, Suite 500

Overland Park, KS 66211

To the Unified Government:

Mr. Dennis Hays

County Administrator

Unified Government of Wyandotte County/ Kansas City, Kansas

701 N. 7th Street

Kansas City, KS 66101

With copies to:

Mr. Harold T. Walker

City Attorney

Unified Government of Wyandotte County/ Kansas City, Kansas

701 N. 7th Street

Kansas City, KS 66101

or at such other addresses as the parties may indicate in writing to the other either by personal delivery, courier, or by registered mail, return receipt requested, with proof of delivery thereof. Mailed notices shall be deemed effective on the third day after mailing; all other notices shall be effective when delivered.

12.08. Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original and all of which shall constitute but one and the same agreement.

12.09. Consent or Approval. Except as otherwise provided in this Agreement, whenever consent or approval of either party is required, such consent or approval shall not be unreasonably withheld.

12.10. Language, Captions, Reference. Whenever the context requires, the following shall apply:

(a)	References to single number shall include the plural and the plural number shall include the singular;

(b)	Words denoting gender shall include the masculine, feminine, and neuter;

(c)	Section headings in this Agreement are for convenience of reference only and shall not be considered in construing or interpreting this Agreement;

(d)	The terms “hereof”, “hereto”, “herein” and words of similar import used in this Agreement shall be deemed references to this Agreement as a whole, and not to a particular section, paragraph or other provision of this Agreement unless the context specifically indicates to the contrary;

(e)	Any reference to a particular section shall be construed as referring to the indicated section of this Agreement unless context indicates to the contrary; and

(f)	Whenever the term “including” is used in this Agreement, it shall mean including without limitation.

12.11. Ambiguities. The general rule of contract construction that any ambiguity in a contract will be construed against the party drafting such contract shall not apply to this Agreement.

12.12. Facsimile Execution. This Agreement may be executed by facsimile, which facsimile shall be deemed to be the original signature of the signing party

12.13. Incorporation by reference. Exhibits

A-C attached hereto are incorporated by reference as if fully set forth in this agreement. In the event of any discrepancies between the documents listed on Exhibit A and this Agreement, the terms of this Agreement shall control.

12.13. Board Approval. This Agreement is expressly subject to approval of the Board of Directors of Pinnacle Entertainment, Inc. In the event this Agreement is not approved by the Board of Directors described above on or before January 31, 2008, this Agreement and the Unified Government’s resolution of endorsement of the Project shall be void and of no effect.

ARTICLE XIII—REMEDIES

13.01. Remedies on Default. Whenever any event of default by a party to this agreement shall have occurred and be continuing, the non-defending party may pursue all remedies at law or in equity.

13.02. Failure to comply with LBE/MBE/WBE Participation and Employment Opportunity Agreement. If a court of competent jurisdiction finds as part of a final unappealable judgement that Pinnacle has failed to use good faith efforts, as defined in the LBE/MBE/WBE Participation and Employment Opportunity Agreement, Pinnacle, as liquidated damages, shall pay $500,000, to fund a small business incubator program in Wyandotte County, Kansas.

[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.

UNIFIED GOVERNMENT OF WYANDOTTE COUNTY/KANSAS CITY, KANSAS

By:	/s/ Joe Reardon
Joe Reardon, Mayor

Date: 12/31/2007

PNK (KANSAS), LLC, a Kansas limited liability company

By:	/s/ Wade Hundley
Wade Hundley, President

Date: 12/28/2007

EXHIBIT A

RFP Response

1.	Proposal for Gaming Facilities and Related Development submitted to the Unified Government. (Incorporated by this reference only.)

2.	Matrix generated by the Unified Government and communications related thereto. (See Attached.)

3.	Three dimensional model of proposed Project. (Incorporated by this reference only.)

4.	Correspondence dated December 13, 2007 from Polsinelli Shalton Flanigan Suelthaus PC to the Unified Government. (See Attached.)

COMPRABLE GAMING MATRIX

*Final numbers submitted by proposer were not incorporated into this matrix.*

	A	B	C	D
1		RFP 27-345

2		Casino		PINNACLE #1

3		Evaluation Criteria Factors:

4		Proposal Received in the Purchasing Department on time	Exhibit A-7	Yes

5		Proposal Form/Authorized Signature		Yes

6		$50,000 Bid Security		Yes

7		Minimum Requirements and Qualifications

8		Have experience in the development and management of gaming facilities		Yes Well-known, publicly traded with multiple facilities including Reno, New Orleans, Indiana and St. Louis

9		Meet all requirements of Senate Bill No. 66, rules and regulations of KLC, KRGC, laws of the State of Kansas, and the ordinances and resolutions of local government.		In process

10		All proposals at the time of review by the respective government shall meet all requirements of Senate Bill No. 66, the adopted rules of the KLC the rules and regulations of KRGC. the laws of the State of Kansas, and the ordinances and resolutions of the respective government, including but not limited to those regulating planning, zoning, health, and life safety	Exhibit A-5	Change of zone and special use permit approved

11		Identify and describe any current ongoing litigation, which may cause conflicts or affect the ability of the proposer to perform.		None

12		Required submissions include the last three (3) years’ audited annual financial statements, financial and mandatory filings for gaming facility licensure in any other jurisdiction, references from local governmental officials, and copies of any other gaming licenses.	Exhibit A-2-(9)	Submitted

13		Describe any public or private infrastructure improvements necessary for ingress and egress of the gaming facility, including road and bridge improvements and provide plan for funding of improvements		Extensive off site public infrastructure improvements are necessary. The extensive details are included in the approved traffic study. Currently it is staffs position that these improvements are the responsibility of the applicant

14

Does the proposal concretely describe and envision a destination and themed tourist gaming facility that mirrors and is comparable to a gaming facility of similar size, cost and amenities in other destination locations, and promotes a positive economic synergy with the surrounding residential, commercial and business community and the natural environment

			Exhibit A-1	RFP response P 2 -vibrant mixed use center with a luxury hotel, convention center casino, entertainment food night club and waterfront experience. The vision is expressed throughout the document The vision proposes a major tourism resort adjacent to the tourism district and links directly to Schlitterbahn and recognizes the need to connect to Village West

COMPRABLE GAMING MATRIX

*Final numbers submitted by proposer were not incorporated into this matrix*

	A	B	C	D
1		RFP 27-345

2		Casino		PINNACLE #1

3		Evaluation Criteria Factors:

15		Provide a minimum $300 million financial investment for development of a world class gaming facility a high quality hotel and other attractions and amenities		Guaranteed Phase 1 Cost $648,600,000

16		All proposals shall at a minimum set forth plans for a specific financial investment of not less than $300 million for the gaming facility, hotel accommodations, retail and terminal transportation connection to the surrounding business and residential community, as well as major destinations located in Wyandotte County in accordance with the following	Exhibit A-2	Hotel - Yes Gaming Facility - Yes Retail - Yes Transportation Connection - Yes and fully funded by proposer

17		What is the proposed retail development shall be supplemental to and complementary to the surrounding retail business; restaurants shall either be high-end national chains or independently- owned, unique dining experiences and shall provide a complete range of food experience for customers of varied financial means	Exhibit A-2-(a)	RFP response P 6- 15,000 sq. ft. of high-end retail to compliment existing and planned SW retail Compliments and integrates with planned Schlitterbahn Vacation Village

18		Hotel accommodations shall be designed and limited in number with reference to the surrounding availability and justified by a credible feasibility study by a recognized authority which concludes that the proposed accommodations will supplement and enhance existing or developing facilities in the surrounding geographical area, the hotel shall be five-star with comparable amenities and intended to attract persons primarily intending to utilize the recreation and entertainment found at that facility	Exhibit A-2-(b)	RFP response P 6&10 - 500 hotel rooms - 200 of them will be luxury quality. These rooms are in addition to SW’s 1,800 planned rooms - other features are not discussed although an entire level of the hotel is dedicated to “amenities”

19		The proposal must establish a feasible and funded transportation plan by and between nearby residential, retail and commercial facilities and activities to enhance the synergy between the existing and future destination and tourism development projects within the county	Exhibit A-2-(c)	Plan connects to SW and Village West Funded and maintained by developer

20		Demonstrate the ability to use the property for a destination casino and things necessary and desirable in conjunction therewith including hotel, restaurant, and other ancillary operations as provided in Senate Bill No. 66		Quality Casino on 60 acres 500 room hotel (200 of those being of Four Seasons quality and 300 of Westin quality bars, restaurants and state of the art convention center (100,000 sq. ft. 100,000 sq. ft. gaming floor 2,300 Slots 60 gaming tables 25 poker tables

21		Endorsement of the location of the facility shall be not only determined by the financial impact derived from the gaming activities but also from the total positive direct and indirect net economic and quality-of-life impact the facility will have on the immediate surrounding area and the community-at-large	Exhibit A-2-(d)	Adjacent to and connected with the proposed Schlitterbahn Vacation Village Water Park. This dynamic will add to Western Wyandotte’s reputation as an emerging world class entertainment and leisure destination. Interactive with The Legends via transportation and Combining the Casino and entertainment venue

COMPRABLE GAMING MATRIX

*Final numbers submitted by proposer were not incorporated into this matrix*

	A	B	C	D
1		RFP 27-345

2		Casino		PINNACLE #1

3		Evaluation Criteria Factors:

22		Does the proposal include a conference/convention center/concert venue that provides a wide range of adaptability to potential events.	Exhibit A-2-(e)	YES RFP book pg 6 Phase 1 will nave 100,000 sq. ft. convention center with 50,000 sq. ft. convertible to host live concerts & events. Also see pg 30-31, 40, 43, 61 of Economic Impact

23		If zoning changes are necessary, it will be the responsibility of the proposer to initiate the change		Change of zone and special use permit approved

24		All geographical areas of the county are available consistent with the zoning and planning requirements of the respective government. Plans which maximize positive economic, social, retail commercial and residential development impact are preferred. Proposers should submit feasibility studies, consultant reports and any written justification that lends credence to the positive impact the proposal will have on the surrounding commercial, retail and residential areas in proximity to the location.	Exhibit A-3	A comprehensive Economic Impact Study (EIS) was submitted with the proposal. The report discusses economic, commercial, residential, and social impacts. The study concludes that the development will have significant economic impacts (jobs revenues) and will minimally impact existing area businesses, as the gaming market will expand by attracting visitors to the region. The study suggests that existing casino operators are more likely to be impacted, as existing gaming expenditures will now be shared with the new development. Crime and school impacts are reviewed but minimal discussion is presented as to the developments impact on neighboring residential neighborhoods

25		Proposer shall provide all documents relating to the terms and conditions of the ownership, lease, option, partnership or corporate status of the owner or party controlling the real property		Yes Completed

26		Be responsible for all ad valorem taxes and special assessments on the property		Verify Proof summary - will pay taxes legally levied

27		Understand that the public improvements to the property will be the property of The Unified Government		Yes Agreed to terms

28		Be responsible for securing and paying for all utilities on the property and agree to utilize electric and water utilities from only the Board of Public Utilities of Kansas City, Kansas		BPU is the sole provider of these utilities in KCK

29		Understand that the Unified Government shall have the right of approval for architectural control, such approval not being unreasonably withheld, including signage, site plan and landscaping		Change of zone and special use permit approved Final architect details to be approved at final phase

COMPRABLE GAMING MATRIX

*Final numbers submitted by proposer were not incorporated into this matrix*

	A	B	C	D
1		RFP 27-345

2		Casino		PINNACLE #1

3		Evaluation Criteria Factors:

30		Desired

31		Provide and describe commitment to funding and allocation for social services and/or community activities		pledge $250,000 to local charities Annually

32		Commitment to and funding allocation for social services and community activities which incorporate the management of the gaming facility into the economic, social and business life of the community.	Exhibit A-4-(b)	see #31 above and 33 below

33		A plan to provide an annual economic benefit or contribution to appropriate charitable organizations or foundations for the benefit of the non-host school districts within Wyandotte County;	Exhibit A-4 (e)	Committed to minimum $250,000 annually to local charities & causes (possible that some of the donations may not be to non-hosting school districts)

34		Special attractions and development components attached to the gaming facility that heighten the unique quality and experience of other attractions in the surrounding vicinity.	Exhibit A-4-(c)	RFP book pg 6 Casino hotel with luxury level component, 100,000 square foot convention center night club high end retail gourmet and casual dining water feature and riverwalk connected to SW waterfalls performance stage. During Board of Commissioner Meeting on Planning and Zoning issues proposer committed to free valet parking

35		Provide a detailed plan for public safety, including but not limited for police/security, fire and emergency medical services.		Detailed plan provided

36		A plan for public safety, including emergency medical, police and fire protection including construction of appropriate facilities for the same and such other general technology to be used to protect the public and the cost thereof;	Exhibit A-4-(d)	Article Il Sect. 201, p. 7 Presents security plan minimal detail Will work with DC to build police sub-station and detail internal security deal with training/equipment. Digital Surveillance system no construction cost estimates Economic Impact Study p 77 Predicts negligible crime impact to KCKPD

37		Describe what additional revenue will be provided to non-host school districts in Wyandotte County		RFP book pg 8 financial contributions from gaming properly hotel and sales taxes

COMPARABLE GAMING MATRIX

*Final numbers submitted by proposer were not incorporated into this matrix*

	A	B	C	D
1		RFP 27-345

2		Casino		PINNACLE #1

3		Evaluation Criteria Factors:

38		Selection Criteria

39		Experience/financial and organizational capacity of the developer in successfully planning and completing development projects of similar type and scale, including gaming facilities, on time and within budget		Pinnacle Entertainment Inc. has provided sufficient evidence to conclude that they have the financial capacity and relevant experience to undertake and complete the Destination Casino development as they have proposed. See attached report

40		The market and financial feasibility of the project		Economic Impact Study (ElS) analyzes how hotel & convention center will fit into overall market EIS-28 30 Financial Model provided EIS 6 Projections provided are substantiated but aggressive

41		The anticipated ability of the project to secure necessary public and private funds		No public funds will be used to finance the project. Satisfactory evidence of ability to finance the project submitted

42		Understanding of the regulatory approval process, as reflected in the Proposer’s advisors and consultant team, business terms and conceptual development schedule		Yes Demonstrated Understanding

43		Proposer’s acceptance of RFP terms, an agreement with the contractual terms in Section C of their proposal, completeness of submissions and compliance with the submission requirements of the RFP		Finalization of agreement in process

44		Proposer’s acceptance of LBE/MBE/WBE Participation and Employment Opportunity Agreement. (To be provided at a later date)		Separate package included. Signed and dated

45		Establishment of clear lines of responsibility within the team upon which the UG can rely during negotiations and implementation of the project		Yes

COMPARABLE GAMING MATRIX

*Final numbers submitted by proposer were not incorporated into this matrix*

	A	B	C	D
1		RFP 27-345

2		Casino		PINNACLE #1

3		Evaluation Criteria Factors:

46		Ability of the Proposers and architects to implement high quality development projects within budget and with timely project delivery, including a limitation on claims or delays that may affect project timeliness		Pinnacle has deep experience in developing destination casinos and resort hotels Pinnacle did not provide much information on past project budgets and schedules but did state that they adjusted for escalating construction costs on the Lumiere project Pinnacle’s relevant experience meets or exceeds the scope of the project they have proposed in Kansas Pinnacle is also a publicly traded company that is predominantly if not entirely devoted to investing in the gaming and related industries As is consistent with their past practice Pinnacle intends to make available its corporate wide assets to complete the casino development

47		The use of creative site expansion options		The project is of sufficient size to meet the needs of the community without expansion Proposed expanding convention center from 100,000 to 200,000 sq. ft.

48		Submission of all market and feasibility studies prepared for the Proposer		YES - Comprehensive document EIS with Market Study

49		The proposed manager’s demonstrated ability and experience to operate a gaming facility and hotel complex		Yes Refer to #8

COMPRABLE GAMING MATRIX

*Final numbers submitted by proposer were not incorporated into this matrix*

	A	B	C	D
1		RFP 27-345

2		Casino		PINNACLE #1

3		Evaluation Criteria Factors:

50		Other Exhibit A Items

51		Proposals shall commit to construction by contractors utilizing prevailing wages and utilizing labor and services reflective of the population of Wyandotte County and shall establish realistically attainable goals for minority, women and local business enterprises.	Exhibit A-2-(f)	RFP book pg 11 Committed to paying prevailing wage & utilizing 100% union labor and will work to ensure participation of L/M/WBE

52		Physical structure that is designed and adaptable to other potential future uses that may arise from unknown exigencies in the economic and social forces of the State and Nation in the gaming industry;	Exhibit A-4-(a)	The casino is not a large portion of the overall square footage of the facility

53		Additional amenities such as the inclusion of environmentally green construction and sustainable technology, a golf and tennis facility, dinner theater, integrated walking trail, low impact methods for handling storm water and a spa and athletic club with swimming facilities.	Exhibit A-4-(f)	During Board of Commissioner meeting on Planning and Zoning issues proposer committed to LEED process but not LEED certification

54		All parties submitting proposals shall meet and confer in a reasonable manner with surrounding residents businesses and persons-of-interest in a public setting to provide as much non-proprietary information about their proposals in advance of their submission to the respective government	Exhibit A-6	Neighborhood meetings were held as part of the zoning process

6201 College Boulevard, Suite 500 | Overland Park, K.S 66211-2423

(913) 451-8788 | Facsimile: (913) 4S1-6205 ) www.polsinelli.com

December 13, 2007

BY HAND DELIVERY

BY ELECTRONIC MAIL

Mayor Joe Reardon

Unified Government of Wyandotte County

701 North 7th Street

Kansas City, KS 66101

Re:	Response to Unified Government Request for Additional Information - RFP No. 345

Dear Mayor:

I am writing to you on behalf of my client. Pinnacle Entertainment (“Pinnacle”) to amend, clarify and/or correct the record with respect to Pinnacle’s proposal before the Unified Government. For case of reference, we have stated below the topic of inquiry that was made of Pinnacle followed by our response to each item. Please accept this, along with our prior submittals, as our full and complete application.

Casino Developer and Operator

Pinnacle Entertainment is the only publicly-traded developer, owner, and operator of destination casino resorts requesting endorsement from the Unified Government (“UG”). Pinnacle currently owns and operates 9 casinos, with its 10th, the $507 million Lumiere Place casino in downtown St. Louis opening on December 19, 2007. Pinnacle has the financial strength, development expertise, and operating acumen to deliver a winning casino to Wyandotte County and successfully compete in Kansas City’s highly competitive gaming market.

Convention Facility

Pinnacle has committed to the construction of 100,000 contiguous square feet of convention center space. The space will be built and finished out as a convention center and although it will be possible to use the space in other formats its primary function will be to host meetings, conventions, and trade shows. Pinnacle is confident in its ability to draw regional tourism and meetings to the UG with its combination of high quality convention space and 500 hotel rooms. Further, Pinnacle is contractually obligated to Schlitterbahn’s that upon the development of Schlitterbahn’s planned hotel space Pinnacle will expand the convention center to 200,000 sq. ft..

Mayor Joe Reardon

December 13, 2007

Charitable Contribution

Pinnacle will increase its commitment to local charitable organizations to a minimum annual commitment of $1,000,000.00, and direct a $1,000,000,00 initial contribution to local charitable organizations following state approval.

Employment and Wages

Pinnacle submitted a comprehensive and independent Economic Impact Study prepared by Spectrum Gaming to quantify the economics, visitors, tax revenues, employment and wages that will be produced by the project. Pinnacle was pleased that the report confirms many of Pinnacle’s assumptions and data regarding the facility. Yet given the independent nature of the report it relied primarily on comparative national gaming statistics and local economic data to reach its conclusions. Due to this Pinnacle believes that the report significantly underestimates the employment and wages that will be generated by the facility. This is supported by the fact that the average earnings, exclusive of gratuities, at Pinnacle’s five largest US casino properties is $36,145 per employee. As a reference, please find wage, benefit, and full-time equivalency information for Pinnacle’s five largest US casino properties attached hereto as Exhibit A.

Union Labor

Pinnacle is committed to utilizing 100% union labor and paying prevailing wage for all construction work on the proposed project, including tenant finish for the entire project.

Minority, Woman, and Locally Owned Business Enterprises

Pinnacle is committed to utilizing labor and services reflective of the Wyandotte County population, and has signed the UG’s model agreement with respect to MBE/WBE/LBE goals. In addition, Pinnacle will work with minority owned business enterprises and local trade unions to have them qualified as union contractors. Further, Pinnacle will work to have minority owned businesses certified by the UG.

Parking

Pinnacle is committed to providing adequate parking at the proposed project. Pinnacle commits to working with the professional staff to determine at final plan approval if additional parking is required. If so, Pinnacle is committed to providing additional spaces in a manner appropriate for the project and UG, which may include structured parking.

Mayor Joe Reardon

December 13, 2007

Board of Public Utilities

Pinnacle is committed to receiving all of its public services through the BPU at the standard commercial rates.

Environmental Sustainability

Pinnacle is working with a LEED Accredited Professional, and will be pleased to work with the Unified Government staff towards developing an environmentally sustainable building.

Emergency Service and Security Plan

Attached as Exhibit B is the comprehensive Emergency Service and Security Plan for Pinnacle’s Lumiere facility in St. Louis. This plan is illustrative in the depth, detail, and scope of the plan that Pinnacle will craft for the Wyandotte County project.

Please let us know if staff or the Commission have any additional issues where they desire information or data. Pinnacle is thankful for the time Staff and the UG Board of Commissioners have taken in considering our application. We are pleased to ask for the UG’s endorsement as the Lottery Gaming Facility Manager for the Northeast Kansas Gaming Zone.

Sincerely,

/s/ John D. Petersen
John D. Petersen

JDP:jlh

Attachment

cc:	Unified Government Board of Commissioners

Dennis Hays

Hal Walker

Jaime Richardson

Wade Hundley

Alex Stolyar

EXHIBIT “B”

Project Area Legal Description

TRACT 1:

ALL THAT PART OF THE FRACTIONAL NORTHWEST QUARTER OF SECTION 1, TOWNSHIP 11 SOUTH, RANGE 23 EAST, OF THE 6TH PRINCIPAL MERIDIAN, IN THE CITY OF KANSAS CITY, WYANDOTTE COUNTY, KANSAS, AND ALL OF LOTS 1 THROUGH 6, LAFFOONS LAKEVIEW, A SUBDIVISION IN THE CITY OF KANSAS CITY, WYANDOTTE COUNTY, KANSAS, AND LOTS 7-14 LAFFONS LAKEVIEW LOTS 7 - 14, A SUBDIVISION IN THE CITY OF KANSAS CITY, WYANDOTTE COUNTY, KANSAS, MORE PARTICULARLY DESCRIBED AS FOLLOWS: COMMENCING AT THE NORTHEAST CORNER OF THE FRACTIONAL NORTHWEST QUARTER OF SAID SECTION 1, THENCE SOUTH 88 DEGREES 01 MINUTES 07 SECONDS WEST, WITH THE NORTH LINE OF THE FRACTIONAL NORTHWEST QUARTER OF SAID SECTION 1, A DISTANCE OF 344.00 FEET; THENCE SOUTH 01 DEGREES 58 MINUTES 53 SECONDS EAST, PERPENDICULAR TO THE NORTH LINE OF THE FRACTIONAL NORTHWEST QUARTER OF SAID SECTION 1, A DISTANCE OF 65.00

FEET TO A POINT ON THE SOUTH RIGHT-OF-WAY OF PARALLEL PARKWAY, SAID POINT ALSO BEING ON THE WEST RIGHT-OF-WAY OF N. 98TH STREET, AND SAID POINT BEING THE POINT OF BEGINNING; THENCE WITH THE WEST RIGHT-OF-WAY OF N. 98TH STREET ON A CURVE TO THE LEFT HAVING A RADIUS OF 5779.58 FEET, A CENTRAL ANGLE OF 12 DEGREES 46 MINUTES 32 SECONDS, WITH AN INITIAL TANGENT BEARING OF SOUTH 02 DEGREES 14 MINUTES 02 SECONDS EAST, AN ARC DISTANCE OF 1288.71 FEET TO A POINT OF REVERSE CURVATURE; THENCE CONTINUING WITH THE WEST RIGHT-OF-WAY OF N. 98TH STREET ON A CURVE TO THE RIGHT HAVING A RADIUS OF 5679.58 FEET, A CENTRAL ANGLE OF 04 DEGREES 00 MINUTES 49 SECONDS, AN ARC DISTANCE OF 397.85 FEET; THENCE SOUTH 38 DEGREES 14 MINUTES 31 SECONDS WEST, CONTINUING WITH THE WEST RIGHT-OF-WAY OF N. 98TH STREET, A DISTANCE OF 39.69 FEET TO A POINT ON THE NORTH RIGHT-OF-WAY OF FRANCE FAMILY DRIVE; THENCE SOUTH 87 DEGREES 20 MINUTES 51 SECONDS WEST, WITH THE NORTH RIGHT-OF-WAY OF FRANCE FAMILY DRIVE, AND NO LONGER WITH THE WEST RIGHT-OF-WAY OF N. 98TH STREET, AND PARALLEL WITH THE SOUTH LINE OF THE FRACTIONAL NORTHWEST QUARTER OF SAID SECTION 1, A DISTANCE OF 814.92 FEET TO A POINT OF CURVATURE; THENCE CONTINUING WITH THE NORTH RIGHT-OF-WAY OF FRANCE FAMILY DRIVE ON A CURVE TO THE LEFT HAVING A RADIUS OF 2914.79 FEET, A CENTRAL ANGLE OF 10 DEGREES 37 MINUTES 41 SECONDS, AN ARC DISTANCE OF 540.68 FEET; THENCE CONTINUING WITH THE NORTH RIGHT-OF-WAY OF FRANCE FAMILY DRIVE, SOUTH 87 DEGREES 20 MINUTES 51 SECONDS WEST, PARALLEL WITH THE SOUTH LINE OF THE FRACTIONAL NORTHWEST QUARTER OF SAID SECTION 1, A DISTANCE OF 217.14 FEET TO A POINT ON THE EAST RIGHT-OF-WAY OF INTERSTATE 435; THENCE NORTH 15 DEGREES 55 MINUTES 24 SECONDS WEST, WITH THE EAST RIGHT-OF-WAY OF INTERSTATE 435, AND NO LONGER WITH THE NORTH RIGHT-OF-WAY OF FRANCE FAMILY DRIVE, A DISTANCE OF 942.21 FEET; THENCE NORTH 13 DEGREES 33 MINUETS 20 SECONDS EAST, CONTINUING WITH THE EAST RIGHT-OF-WAY OF INTERSTATE 435, A DISTANCE OF 568.70 FEET; THENCE NORTH 38 DEGREES 20 MINUTES 40 SECONDS EAST, CONTINUING WITH THE EAST RIGHT-OF-WAY OF INTERSTATE 435, A DISTANCE OF 366.18 FEET TO A POINT ON THE SOUTH RIGHT-OF-WAY OF PARALLEL PARKWAY; THENCE NORTH 88 DEGREES 01 MINUTES 07 SECONDS EAST, CONTINUING WITH THE EAST RIGHT-OF-WAY OF INTERSTATE 435, AND WITH THE SOUTH RIGHT-OF-WAY OF PARALLEL PARKWAY, AND PARALLEL WITH THE NORTH LINE OF THE FRACTIONAL NORTHWEST QUARTER OF SAID SECTION 1, A DISTANCE OF 325.53 FEET; THENCE NORTH 54 DEGREES 19 MINUTES 23 SECONDS EAST, CONTINUING WITH THE EAST RIGHT-OF-WAY OF INTERSTATE 435 AND THE SOUTH RIGHT-OF-WAY OF PARALLEL PARKWAY, A DISTANCE OF 72.10 FEET; THENCE NORTH 88 DEGREES 01 MINUTES 07 SECONDS EAST, CONTINUING WITH THE EAST RIGHT-OF-WAY OF INTERSTATE 435, AND WITH THE SOUTH RIGHT-OF-WAY OF PARALLEL PARKWAY, AND PARALLEL WITH THE NORTH LINE OF THE FRACTIONAL NORTHWEST QUARTER OF SAID SECTION 1, A DISTANCE OF 42.17 FEET; THENCE SOUTH 02 DEGREES 22 MINUETS 58 SECONDS EAST, WITH THE SOUTH RIGHT-OF-WAY OF PARALLEL PARKWAY, AND NO LONGER WITH THE EAST RIGHT-OF-WAY OF INTERSTATE 435, A DISTANCE OF 10.00 FEET; THENCE NORTH 88 DEGREES 01 MINUTES 07 SECONDS EAST, CONTINUING WITH THE SOUTH RIGHT-OF-WAY OF PARALLEL PARKWAY, AND PARALLEL WITH THE NORTH LINE OF THE FRACTIONAL NORTHWEST QUARTER OF SAID SECTION 1, A DISTANCE OF 460.02 FEET; THENCE NORTH 89 DEGREES 14 MINUTES 20 SECONDS EAST, CONTINUING WITH THE SOUTH RIGHT-OF-WAY OF PARALLEL PARKWAY, A DISTANCE OF 234.91 FEET; THENCE NORTH 88 DEGREES 01 MINUTES 07 SECONDS EAST, CONTINUING WITH THE SOUTH RIGHT-OF-WAY OF PARALLEL PARKWAY, AND PARALLEL WITH THE NORTH LINE OF THE FRACTIONAL NORTHWEST QUARTER OF SAID SECTION 1, A DISTANCE OF 84.91 FEET TO THE POINT OF BEGINNING;

LESS AND EXCEPT THE FOLLOWING:

BEGINNING 205 FEET EAST OF THE NORTHWEST CORNER OF THE EAST  1/2 OF THE NORTHWEST  1/4 OF SECTION 1, TOWNSHIP 11, RANGE 23 IN KANSAS CITY, WYANDOTTE COUNTY, KANSAS; THENCE EAST 160 FEET; THENCE SOUTH 277.67 FEET; THENCE WEST 160 FEET; THENCE NORTH 277.67 FEET TO THE BEGINNING, LESS THAT PART TAKEN OR USED FOR ROAD PURPOSES;

AND LESS AND EXCEPT THE FOLLOWING:

A TRACT OF LAND IN THE NORTHWEST  1/4 OF SECTION 1, TOWNSHIP 11, RANGE 23, WYANDOTTE COUNTY, KANSAS, DESCRIBED AS FOLLOWS: BEGINNING AT A POINT ON THE SECOND STANDARD PARALLEL, 1646.99 FEET EAST OF THE NORTHWEST CORNER OF THE EAST  1/2 OF THE NORTHEAST  1/4 OF THE NORTHEAST  1/4 OF SECTION 2, TOWNSHIP 11, RANGE 23, THENCE SOUTH TO THE EAST AND WEST LINE DIVIDING THE NORTHWEST  1/4 OF SECTION 1, TOWNSHIP 11, RANGE 23, THENCE EAST 338.21 FEET MORE OR LESS TO THE WEST LINE OF THE EAST  1/2 OF THE NORTHWEST  1/4, THENCE NORTH TO THE NORTHWEST CORNER OF THE EAST  1/2 OF THE NORTHWEST  1/4, THENCE WEST 333,26 FEET MORE OR LESS TO THE POINT OF BEGINNING, EXCEPT ANY PART USED OR DEDICATED FOR STREETS, ROADS OR HIGHWAYS.

TRACT 2:

BEGINNING 205 FEET EAST OF THE NORTHWEST CORNER OF THE EAST  1/2 OF THE NORTHWEST  1/4 OF SECTION 1, TOWNSHIP 11, RANGE 23 IN KANSAS CITY, WYANDOTTE COUNTY, KANSAS; THENCE EAST 160 FEET; THENCE SOUTH 277.67 FEET; THENCE WEST 160 FEET; THENCE NORTH 277.67 FEET TO THE BEGINNING, LESS THAT PART TAKEN OR USED FOR ROAD PURPOSES.

TRACT 3:

A TRACT OF LAND IN THE NORTHWEST  1/4 OF SECTION 1, TOWNSHIP 11, RANGE 23, WYANDOTTE COUNTY, KANSAS, DESCRIBED AS FOLLOWS: BEGINNING AT A POINT ON THE SECOND STANDARD PARALLEL, 1646.99 FEET EAST OF THE NORTHWEST CORNER OF THE EAST  1/2 OF THE NORTHEAST  1/4 OF THE NORTHEAST  1/4 OF SECTION 2, TOWNSHIP 11, RANGE 23, THENCE SOUTH TO THE EAST AND WEST LINE DIVIDING THE NORTHWEST  1/4 OF SECTION 1, TOWNSHIP 11, RANGE 23, THENCE EAST 338.21 FEET MORE OR LESS TO THE WEST LINE OF THE EAST  1/2 OF THE NORTHWEST  1/4, THENCE NORTH TO THE NORTHWEST CORNER OF THE EAST  1/2 OF THE NORTHWEST  1/4, THENCE WEST 333.26 FEET MORE OR LESS TO THE POINT OF BEGINNING, EXCEPT ANY PART USED OR DEDICATED FOR STREETS, ROADS OR HIGHWAYS.

EXHIBIT B-1

Preliminary Site Plan

GRAPHIC SCALE
EXISTING R/W
PROPOSED R/W
PROPOSED TRAFFIC SIGNAL
PROPOSED PROJECT ENTRY SIGN
116 SPACES
LOADING & COMPACTOR AREA
RIVERWALK AREA
PROPOSED RETENTION POND

[illegible]

FLOOD PLAIN

THE SUBJECT PROPERTY LIES WITHIN ZONE C, AREAS OF MINIMAL FLOODING, AS SHOWN ON FLOOD INSURANCE RATE MAP COMMUNITY-PANEL NUMBER [illegible], EFFECTIVE AUGUST 5, 1981. A PORTION OF MARSHALL CREEK HAS BEEN STUDIED BY FEMA. FEMA HAS SUPPLIED THIS INFORMATION TO THE UNIFIED GOVERNMENT OF KANSAS CITY, KANSAS/WYANDOTTE COUNTY. THE 100 YEAR FLOOD PLAIN INFORMATION SHOWN ON THIS SURVEY HAS BEEN INTERPRETED FROM THE ABOVE DESCRIBED DATA AND MAY BE MODIFIED WHEN THE OFFICIAL FEMA MAP IS UPDATED.

SETBACKS

PARKING AND OTHER PAVED AREAS

ALL PARKING AND OTHER PAVED AREAS ARE SET BACK [illegible] FROM R/W

BUILDINGS

ALL BUILDINGS ARE SET BACK A MINIMUM OF 25' FROM R/W

PINNACLE ENTERTAINMENT

KANSAS CITY, WYANDOTTE COUNTY, KANSAS

SEPTEMBER 24, 2007

PRELIMINARY SITE DEVELOPMENT PLAN
SCALE : 1" = 100'-0"

PINNACLE

Berger Devine Yaeger

JERDE

14

Pinnacle Entertainment Casino
Kansas City, Kansas

I-435
100th Street
98th Street
LEGEND
PM (Sat.) - Peak Hour Volumes
NTS
Parallel Parkway
Right-In
Drive 1
Drive 1A
France Family Drive
94th Street
State Avenue
98th Street

OLSSON ASSOCIATES

Existing + Approved + Casino Volumes

FIGURE 8

EXHIBIT C

LBE/MBE/WBE PARTICIPATION

AND EMPLOYMENT OPPORTUNITY AGREEMENT

This Agreement between the Unified Government of Wyandotte County/Kansas City, Kansas (“UG”) and Destination Casino (“Developer”) sets forth the goals for the utilization of local business, minority and women enterprises, for Local Resident, minority and women participation and for equal employment opportunity referenced in Section 11.2 of the Agreement for the Destination Casino. The parties agree as follows:

I.	SCOPE

These procedures are applicable to all phases of the Construction of the Destination Casino Improvements, the Public Improvements and all related facilities (collectively referred to as the “Destination Casino”), whether undertaken by or on behalf of Developer, and, during the Term of the Destination Casino Agreement, the annual operation performed by or on behalf of Developer and related to the Destination Casino including:

A. Professional Services, which shall include but not be limited to architectural, engineering, legal, planning, appraisal, public relations and other similar services related to Construction of the Destination Casino, except Excluded Contracts;

B. Financial services contracted for by Developer, or by a management company(s) hired by Developer to manage the annual operations of the Destination Casino (hereafter “Management Company”), including but not limited to banking, investment counseling, underwriting and insurance;

C. Construction, including but not limited to all aspects of the Construction of the Destination Casino, including labor, materials and supplies and construction related services, whether undertaken by or on behalf of Developer, but not including Specialized Services;

D. During the Term of the Destination Casino Agreement, Professional Services contracted for by Developer, or by the Management Company, related to the annual operation of the Destination Casino, except Excluded Amounts;

E. During the Term of the Destination Casino, other Services contracted for by Developer, or by the Management Company, related to the annual operation of the Destination Casino, except Excluded Amounts as defined herein;

F. During the Term of the Destination Casino Agreement, goods and supplies contracted for by Developer, or by the Management Company, related to the annual operation of the Destination Casino, except Excluded Amounts; and

G. During the Term of the Destination Casino Agreement, full-time, part-time and seasonal employees of Developer or the Management Company, who will be primarily officed at the Destination Casino and whose principal work will be related to the annual operation of the Destination Casino.

II.	DEFINITIONS

All capitalized terms used in this Agreement shall have the meaning ascribed to them in Destination Casino Agreement and made a part thereof, or as otherwise set forth herein.

A. “Construction” means all aspects of the construction of the Improvements, the Public improvements, and all related facilities, including labor, materials and supplies and construction related services, whether performed or contracted for by or on behalf of Developer, except the Excluded Contracts.

B. “Goods and Supplies” means all items of any type, except stock-in-trade and inventory procured by Developer or Management Company for use with respect to the operation of the Destination Casino.

C. “Excluded Contracts” means any contract, relating to the Construction of the Improvements, and the Public Improvements, and all related facilities, executed by Developer which the UG agrees in writing to be excluded from this Agreement.

D. “Local Resident” means an individual that, during his or her employment with the Destination Casino, maintains his or her place of domicile in Wyandotte County, Kansas.

E. “Local Business Enterprises or LBE” means businesses headquartered or that maintain a major branch that performs the significant functions of the business in Wyandotte County, Kansas, or businesses of which at least 51% of the stock, equity or beneficial interest is owned, held, or controlled and whose day-to-day management is under the control of an individual residing in Wyandotte County, Kansas.

F. “Other Services” means non “Professional Services” (as defined below) including, but not limited to, plumbing, electrical, parking, catering, janitorial, security, medical technicians, firemen, concessions, vending and other maintenance services contracted for by Developer or the Management Company for the annual operation of the Destination Casino.

G. “Professional Services” means advisory or consulting activities including, but not limited to, architectural, engineering, legal, accounting, financial, marketing, environmental studies, medical doctors, and financial services contracted for by Developer or the Management Company for the annual operation of the Destination Casino.

H. “Proposer” means a person who submits a proposal in response to a solicitation for proposals issued by Developer with respect to the Construction of the Destination Casino or with respect to the annual operations of the Destination Casino.

I. “Specialized Services” means expertise, services or products, the application of which arc unique to the business of the Destination Casino and that are only available (through sole source providers or national vendors.

III.	CONSTRUCTION

A.	Goals for LBE/MBE/WBE Participation

1.	Construction Goals.

a. Developer will use reasonable efforts to meet the following goals based upon the total cost of the Construction, but not including Excluded Contracts and Specialized Services. These goals are based upon a disparity study performed for the Kansas City Metropolitan Area for LBE, MBE and WBE participation. These goals are not to act as quotas or set asides.

	Construction	Professional Services
LBE	15%	10%
MBE	15%	10%
WBE	7%	5%
Combined Total	28%	15%

b. It is the intent of the UG to give preference to the utilization of LBFs so long as all other factors relating to the award of an individual contract arc equal. If the factors relating to an award of an individual contract are equal, the Developer shall give preference to the utilization of LBEs over the utilization of MBEs and WBEs. The Developer shall strive to meet each individual goal listed, however, the Developer and the UG recognize that a combined cumulative goal is preferred over meeting any one goal individually. Therefore, the Developer shall strive to meet a combined overall goal of 28% for Construction and 15% for Professional Services, utilizing any combination of the three individual goals. The LBE goal shall have priority over any other goal.

2.	Contract Specific Goals.

Where appropriate, the UG may agree to different specific goals for specific contracts or portions of contracts to be awarded by Developer, when proposed by the Developer, relating to the Construction of the Destination Casino, based upon the availability of qualified LBEs and certified MBEs and WBEs to perform the specific scopes of work delineated in Developer’s Construction Utilization Plan (as defined herein).

3.	Eligibility for Credit.

a. Only firms certified or undergoing certification at the time of submittal of the subject bid or proposal, and ultimately certified as MBEs or WBEs by the Kansas Department of Commerce and Housing, Missouri Department of Transportation (MODOT), City of Kansas City, Missouri, the MidAmerica Minority Business Development Council (MAMBDC), the Women’s Business Enterprise National Council or any other public or private entity reasonably acceptable in the UG, may be counted towards the MBE or WBE goals.

b. Only firms qualified as LBEs, pursuant to Section II.E, at the time of submittal of the subject bid or proposal, may be counted towards the LBE goal.

c. If Developer or a Proposer has awarded a contract to an LBE, MBE or WBE, which was qualified or certified (hereafter “approved,” when used in this context, shall mean either certified or qualified, as case may be) at the time the proposal listing the enterprise as LBE, MBE or WBE was submitted or was undergoing certification at the time of submittal and was ultimately certified, but the LBE, MBE or WBE becomes unapproved after the proposal was submitted, but prior to the completion and acceptance of all work with respect to which the LBE, MBE or WBE was approved, then Developer shall receive credit towards the goal for only that portion of work performed or services provided.

4.	Construction Workforce.

a. Recruitment and outreach. Developer will use reasonable efforts to employ and to ensure its contractors employ Local Residents, minorities and women in all aspects of the Construction. These efforts shall include but not be limited to:

(1) advertising in appropriate publications describing the work available, pay scales and application procedures and maintaining a log or copies of these ads showing the date of publication and identifying the publication;

(2) working with local community organizations, minority and women’s community organizations and other appropriate organizations to seek qualified Local Residents, minorities and females (a list of these organizations may be provided by the UG upon request);

(3) doing all that is commercially reasonable to obtain the commitment of Store Operators to use reasonable efforts to employ and to ensure their contractors employ Local Residents, minorities and women in all aspects of the Construction of the Destination Casino; and

(4) working wish the UG to promote diversity and inclusion in all aspects of the Construction of the Destination Casino.

(5) Actions or policies directed towards the achievement of these objectives shall be documented and submitted to the Unified Government.

b. Employment Procedures. Developer shall implement equal employment opportunity hiring and job action procedures.

B.	Construction Utilization Plans

1.	Submissions, Content and Fulfillment of Utilization Plan.

a. Fourteen (14) calendar days before the solicitation of the first proposal for the Construction of part of the Destination Casino, which is issued by Developer after the execution of the Destination Casino Agreement, Developer shall submit a Construction Utilization Plan to the UG. The Construction Utilization Plan shall be on the form attached to this Agreement as

Attachment A. This Construction Utilization Plan shall set forth, to the best of Developer’s knowledge: all categories of work that will be covered within solicitations that Developer or its contractors intend to issue for all Construction and Professional Services providers, necessary for the Construction of the Destination Casino; an estimate of the Dollar value of all work covered by these solicitations; an estimate of the Dollar value of work within each identified work category; the Dollar value of the work for each identified work category that is projected to be performed by LBEs, MBEs and WBEs; the potential joint ventures with LBEs, MBEs and WBEs within each identified work category; an overall schedule of all work projected to be performed, related to the Construction of the Destination Casino, laid out sequentially over time; and the actions Developer intends to take, with respect to each of these solicitations, to make reasonable efforts to meet the goals set forth in Section III.A.1.a. of this Agreement.

b. The Developer, in this Construction Utilization Plan, shall designate one person as the project manager (the “Project Manager”) to serve as the point of contact with the UG on all matters related to the Construction Utilization Plan. The name, physical office address, e-mail address, and phone numbers shall be provided to the Unified Government.

c. The goals of Section III.A.1.a. may be met by the expenditure of Dollars with approved LBE, MBE or WBE prime contractors, material suppliers (either by Developer or a prime contractor), subcontractors (either by Developer or a prime contractor), or through joint ventures with approved LBEs, MBEs or WBEs.

(1) Certified MBE and WBE prime contractor Proposers may count their own participation toward a goal for which they qualify, but may not divide their own participation between two goals. These prime contractor Proposers shall receive credit towards the goals for the Dollar value of the contract.

(2) Approved MBE, WBE or LBE material suppliers, regular dealers and manufacturers shall be credited towards the goals for the Dollar value of the contract.

(3) A joint venture involving an approved LBE, MBE or WBE, as a partner, may be counted towards the applicable goal only to the extent of the Dollar amount that the approved LBE, WBE or WBE is responsible for and at risk, except, however, if the LBE/MBE/WBE is the majority partner in the joint venture, the entire joint venture contract amount shall be counted, less any work subcontracted to the non LBE/MBE/WBE joint venture partner. To receive credit, the approved LBE, MBE or WBE must be responsible for a clearly defined portion of the work, profits, risks, assets and liabilities of the joint venture.

(4) Participation by a certified MBE owned by a minority woman may be counted as MBE participation or as WBE participation, however, this participation cannot be double counted. A certified MBE or WBE may also be counted towards the LBE goal, if qualified as a LBE. The amount of participation by these businesses may not be divided between the

MBE or the WBE goals. A qualified LBE, which is certified as a MBE and WBE, shall be counted toward the LBE and the MBE or WBE goals, but shall not be counted toward both the MBE and WBE goals.

(5) Only the participation of LBEs, MBEs and WBEs that provide a commercially useful function required for the work of the specific solicitation shall be counted toward achievement of the goals. The LBE, MBE or WBE must be responsible for the execution of a distinct element of the work by actually performing, managing, or supervising its function in the work identified in the solicitation. Brokering is not credited. Purchases from LBEs, MBEs and WBEs that constitute indirect or general overhead costs to a projected Proposer’s business may not be counted toward the goals. Costs directly incurred solely to perform the work with respect to a project contract may be counted toward the goals.

2.	Evaluation of Utilization Plans.

a. The UG will review the Developer’s Construction Utilization Plan respecting each category of work identified by Developer. In conducting its review, the UG shall evaluate the extent to which the actions Developer proposes constitute reasonable efforts, as set forth is Section III.C.3.b. below.

b. No changes to the Construction Utilization Plan are permitted after its submission to the UG without the prior submission of the proposed change to the UG and receipt of the UG’s written approval, which shall not be unreasonably withheld or delayed.

C.	CONTRACT AWARD COMPLIANCE PROCEDURES

1.	Solicitation Documents.

The solicitation documents, for each contract for which goals are established, shall contain a description of the requirements set forth in this Agreement, the LBE, MBE and WBE goals and the areas of projected subcontracting. Five (5) calendar days before the issuance of each solicitation, Developer shall submit the solicitation documents and the bid list to the UG.

2.	Developer’s Report of Solicitation Results.

Within seven (7) working days after the date set for receipt of proposals by each solicitation issued for Developer for the Construction of the Destination Casino, the Project Manager shall submit to the UG, on a form provided or approved by the UG, a Report of Solicitation Results (the “Report”) fully describing all proposals received in response to the solicitation. The Report shall: (1) state the estimated total Dollar value of the work covered by the solicitation: (2) state the name of all Proposers; (3) state the total Dollar value of work covered by proposals submitted by approved LBEs, MBEs and/or WBEs (for both Construction and Professional Services); (4) provide all relevant information concerning each joint venture Proposer; and (5) state the name of all subcontractors to Proposers, which are approved LBEs, MBEs and/or WBEs, and the Dollar value of work covered by proposed subcontracts between Proposers and LBEs, MBEs and/or WBEs. The Report shall also indicate to which of the Proposers, including joint venture Proposers, the Developer or any of its contractors is intending to award contracts resulting from the solicitation. In addition, with respect to any LBE, MBE or WBE, goal established in the Construction Utilization Plan that it appears from the proposals received will not be met, Developer shall include in the Report a precise description of all efforts it has undertaken or caused to be undertaken to meet the established goals.

3.	UG Review of Developer’s Report of Solicitation Results

a. Within seven (7) calendar days of receiving a Report for review, the UG, based on its review of the Report, shall advise the Developer whether it appears that, in light of the Report submitter’s indication of the Proposers to whom it intends to award contracts, the Report submitter will meet the projections for work to be performed by LBEs. MBEs and WBEs set forth in the Construction Utilization Plan or if not, whether the Report submitter has established reasonable efforts to meet these goals, and shall state the reasons for this conclusion, referring to the specific efforts criteria contained in Section III.C.3.b below. As a part of its review, the UG may ascertain whether LBE, MBE or WBE subcontractors agree with the Dollar value of the work and the scope of the work, as identified in the proposal.

b. For each Construction Utilization Plan projection that is not achieved, it shall be demonstrated that the following reasonable efforts were made to meet the goals for Construction and Professional Services set forth in Section III.A.1.a. of this Agreement:

(1) timely assistance to identify qualified LBEs, MBEs and WBEs is being or has been sought of the UG,

(2) contract opportunities are being or have been advertised in local, minority and women media;

(3) reasonable written notice of opportunities and informational meetings is being or has been provided to approved LBEs MBEs and WBEs;

(4) initial solicitations of interest by contacting LBEs, MBEs and WBEs is being or has been followed up:

(5) portions of the work are being or have been segmented to increase the likelihood of LBE, MBE and WBE participation, where practically feasible;

(6) interested LBEs, MBEs and WBEs are being or have been provided with timely and accurate information about the plans, specification, requirements, deadlines, and bidding procedures of the contracts;

(7) interested LBEs, MBEs and WBEs are being or have been negotiated with in good faith, not rejecting them as unqualified without sound reasons, based on a thorough review of their capabilities;

(8) LBEs, MBEs and WBEs are being or have been assisted and educated in obtaining bonding, lines of credit or insurance required to perform the contract; and

(9) local, minority and women contracting, professional, civic and community organizations, government officers and any other organization or persons, as identified by the UG, are being or have been worked with to provide assistance in the recruitment of LBEs, MBEs and WBEs.

(10) this documentation shall be provided in order for all related pay applications to be processed.

4.	Signed Contracts.

Within twenty-one (21) working days of provision of the UG’s evaluation of the Report of Solicitation Results to the Report submitter, the Project Manager shall submit signed contracts with successful Proposers to the UG.

D.	SUBCONTRACTOR RELATIONS

1.	Documentation of Subcontracting Agreements.

All subcontracting services shall be evidenced by a written agreement stating, at a minimum, the scope of work to be performed and the amount to be paid for performance of the work. Unit price subcontracts are acceptable, if appropriate to the type of work being performed.

2.	Documentation of Schedules.

a. For Construction contracts, the contractor must present a work schedule that includes when the LBE, MBE and WBE subcontractors will be utilized at the job site. This schedule is due on or before the submission of signed contracts to the UG.

b. For Professional Services contracts. Developer must present a written schedule of when the LBE, MBE and WBE consultants will be working on the Destination Casino. This written schedule shall be provided to the UG on the day of execution of the contract for services.

3.	Substitutions, Additions or Deletions.

Where a substitution for a LBE, MBE or WBE subcontractor must occur after submission of proposals by the Destination Casino to the UG, the Project Manager must submit the proposed change or substitution to the UG for review.

IV.	CONTRACTS AND EMPLOYMENT PRACTICES RELATED TO THE ANNUAL OPERATION OF THE DESTINATION CASINO

A.	OPERATING CONTRACTS

1.	Operating Contract Goals for LBE/MBE/WBE Participation.

a. LBE/MBE/WBE Goals. Developer will use reasonable efforts to meet the following goals based upon the total Dollar value of contracted services. Goods and Supplies necessary for Developer’s performance of the annual operations activities of the Destination Casino. All contracts will be subject to either competitive bidding or negotiation. The following goals are not to act as quotas or set asides:

Services, Goods and Supplies
LBE	18%
MBE	16%
Women	10%
Combined Total	30%

b. Combined Total Goals. It is the intent of the UG to give preference to the utilization of LBEs, so long as all other factors relating to the award of an individual contract are equal. If the factors relating to an award of an individual contract are equal, the Developer shall give preference to the utilization of LBEs over the utilization of MBEs and WBEs. The Developer shall strive to meet any individual goal listed, however, the Developer and the UG recognize that a combined cumulative goal is preferred over meeting any one goal individually. Therefore, the Developer shall strive to meet a combined overall goal of 30% for Professional Services, other Services, Good and Supplies, utilizing any combination of the three individual goals. The LBE goal shall have priority over any other goal.

c. Destination Casino Management Company. Developer agrees that it will use reasonable efforts to negotiate for and include, in all agreements with the Management Company, provisions requiring the Management Company to do all that is reasonable to meet the goals set forth herein for contracted Professional Services, Other Services and Goods and Supplies for annual operations of the Destination Casino.

	Professional Services	Other Services	Goods and Supplies
LBE	18%	18%	18%
MBE	16%	16%	16%
Women	10%	10%	10%
Combined Total	30%	30%	30%

As with respect to b. above, the combined total goals shall apply to Destination Casino annual operations contracts entered into by the Management Company for the Destination Casino.

d. Store Operators. Developer shall use reasonable efforts to meet the operating contract goals with respect to annual operations activities that Developer performs, that are performed by the Management Company or that are otherwise performed on behalf of Developer related to the Destination Casino. Developer shall use reasonable efforts to negotiate for and include, in the Store Operator Agreements, provisions requiring that the Store Operators use reasonable efforts to meet the goals for contracted Professional Services, Other Services and Goods and Supplies for Store Operator’s performance of annual operations as set out herein.

e. Excluded Amounts. Prior to calculating the percentage of LBE/MBE/WBE participation in expenditures on operating contracts, the Dollar value of Excluded Contracts and of Professional Services, Other Services and Good and Supplies, which were purchased before the Effective Date of this Agreement, shall he deducted (the “Excluded Amounts”). Developer will use reasonable efforts to utilize approved LBEs, MBEs and WBEs and shall encourage its vendors to use reasonable efforts to utilize LBEs, MBEs and WBEs as subcontractors and as suppliers on purchases and payments on Excluded Amounts.

f. Assistance to LBEs, MBEs & WBEs. To effectively provide assistance to LBE/MBE/WBEs, and during the Term of the Destination Casino Agreement, Developer shall provide an annual informational seminar on the contracting opportunities available at the Destination Casino. The seminar will provide information on licensing, bonding, preparation of contracting documents and other general resources. This plan must be submitted to the U.G. 60 days prior to the opening of the Destination Casino.

2.	Vendors - Eligibility for Credit.

a. Approved Vendors. Only firms certified or undergoing certification at the time of submittal of the subject bid or proposal, and ultimately certified as MBEs or WBEs by the Kansas Department of Commerce and Housing. Missouri Department of Transportation (MODOT), City of Kansas City, Missouri, the MidAmerica Minority Business Development Council (MAMBDC), the Women’s Business Enterprise National Council or any other public or private entity reasonably acceptable to the UG, may be counted towards the MBE or WBE goals.

b. Decertification. If an LBE, MBE or WBE vendor was approved at the time the proposal was submitted, but becomes unapproved prior to the delivery of Goods or Supplies or performance of Professional Services or Other Services, the UG, based on the following criteria, shall notify Developer whether another approved firm may be substituted by Developer and receive credit towards the goal. The criteria shall include the potential impact of a substitution on the Destination Casino, the cost to the Destination Casino and the circumstances of the decertification. Notwithstanding the foregoing, nothing contained herein shall require Developer to breach any contracts with any contractor or vendor. Decertification shall not be evidence of Developer’s lack of reasonable efforts. LBE, MBE or WBE participation, by an approved firm, prior to the effective date of decertification, shall be counted.

B.	EMPLOYMENT.

1. Recruitment and Outreach. Developer will use its best efforts to negotiate for and include, in agreements with the Management Company and the Store Operators, that the Management Company and Store Operators use their best efforts to employ Local Residents, minorities and women, in full-time, part-time and seasonal positions (in both management and non-management positions), in connection with the operation of the Destination Casino. For purposes of this requirement. Developer, Store Operator, and the Management Company shall be deemed to have used best efforts if they in good faith, undertake all of the employment efforts listed in Sections IV.C.3 and IV.D.3 of this Agreement.

2. Assistance to Local Residents, Minorities and Women. To effectively provide assistance to Local Residents, minorities and women, and during the Term of the Destination Casino Agreement, Developer shall provide an annual informational seminar (which seminar can be held in conjunction with the seminar referenced in Section IV.A.1.d.) on employment opportunities available at the Destination Casino.

3. Employment Procedures. Developer shall implement equal employment opportunity hiring and job action procedures.

C.	DESTINATION CASINO OPERATIONS AND EMPLOYMENT UTILIZATION PLAN.

1. Submission and Composition of Destination Casino Operations and Employment Utilization Plan. Ninety (90) days prior to the opening of the Destination Casino, Developer will submit a Destination Casino Operations and Employment Utilization Plan detailing actions that will be taken by Developer to meet the goals for: (a) utilization of LBE, MBE and WBE vendor participation to provide Professional and Other Services and Goods and Supplies; and (b) employment of Local Residents, minorities and women in the annual operations of the Destination Casino. As part of the vendor participation component of the Destination Casino Operations and Employment Utilization Plan, Developer will list the Excluded Amounts for purposes of allowing the UG to review whether Developer is acting in good faith in its efforts to achieve the LBE, MBE and WBE goats set forth in Section IV.A.1.a. of this Agreement.

2. Fulfillment of Operating Contacts Goals. Vendor participation goals may be met by the expenditure of Dollars with LBE, MBE and WBE prime contractors or subcontractors or through joint ventures wish LBEs, MBEs and WBEs.

a. MBE and WBE prime contractors may count their own participation toward a goal for which they qualify, but may not divide their own participation between two goals. Prime contractors shall receive credit towards the goals for the value of the contract, less any work for which the MBE or WBE is not responsible and at risk.

b. A joint venture involving a MBE or WBE as a partner may be counted toward the applicable goal. Developer shall take reasonable efforts to determine that the MBE or WBE is responsible for a clearly defined portion of the work, profits, risks, assets and liabilities of the joint venture. The joint venture shall receive credit towards the goals for the contract Dollar amount actually paid to the MBE or WBE for work performed.

c. Developer may count participation by a MBE owned by a minority woman as MBE participation or as WBE participation. These participations cannot be double counted. An MBE or WBE may also be counted towards the LBE goal, if qualified as an LBE Developer may not divide the amount of participation by these businesses between the LBE, MBE on WBE goals.

d. A qualified LBE, which is also a certified MBE or WBE, shall be counted toward the LBE and the MBE or the LBE and the WBE goals, as the case may be, however, a qualified LBE, which is certified as a MBE and a WBE, shall be counted toward the LBE and the MBE or WBE goals, but shall not be counted toward both the MBE and WBE goals.

e. Developer may only count the participation of qualified LBEs, and of MBEs and WBEs that are certified as of the date the proposal was submitted or that are seeking certification on that date and are ultimately certified.

f. LBE, MBE or WBE participation shall be evidenced by written agreement stating, at a minimum, the scope of work to be performed and the amount to be paid for performance of the services. Developer shall use its best efforts to negotiate for and include, in all its contracts, provisions requiring that its contractors make reasonable efforts to utilize LBEs, MBEs or WBEs in their subcontracting arrangements.

g. The solicitation documents for each contract for which goals are established shall contain a description of the requirements set forth in this Agreement and the applicable LBE, MBE or WBE goals or participation. Five (5) calendar days before the issuance of each solicitation, Developer shall submit the solicitation documents and the bid list to the UG.

h. Developer shall communicate the specifics of the Destination Casino Operations and Employment Utilization Plan to all contractors providing goods and services including implementation procedures related to LBE, MBE and WBE participation;

3. Employment Efforts. During the Term of the Destination Casino Agreement, actions that will be taken by Developer in Developer’s performance of the annual operations of the Destination Casino to employ Local Residents, minorities and women shall include, but not be limited to:

a. advertising in appropriate publications describing the work available and application procedures, and maintaining a log or copies of these ads showing the dale of publication and identifying the publication;

b. working with local, minority and women’s and other appropriate organizations to seek qualified Local Residents, minorities and women (a list of these organizations may be provided by the UG upon request) and;

c. working with the UG to promote employment, diversity and inclusion in the Destination Casino.

D.	EVALUATION OF DESTINATION CASINO OPERATIONS AND EMPLOYMENT UTILIZATION PLAN COMPLIANCE.

1. Evaluation of Compliance with Operating Contracts Component of Destination Casino Utilization Plan. Each goal listed in Section IV.A.l.a. shall be separately evaluated. For each goal, the UG shall review whether the LBEs MBEs or WBEs awarded contracts are approved, as per Section IV.A.2.a. The UG also shall review, as contracts are awarded by Developer, whether the Developer will make the following reasonable efforts to achieve that goal:

a. the Developer is seeking or has sought timely assistance of the UG to identify qualified LBEs, MBEs and WBEs;

b. the Developer is advertising or has advertised contract opportunities in local, minority and women media;

c. the Developer is providing or has provided reasonable written notice of opportunities to qualified LBEs and certified MBEs and WBEs;

d. the Developer is following up or has followed up initial solicitations of interest by contacting qualified LBEs and certified MBEs and WBEs;

e. the Developer is segmenting or has segmented, to the extent possible, portions of the work to increase the likelihood of LBE, MBE and WBE participation, where feasible;

f. the Developer is negotiating or has negotiated in good faith with interested LBEs, MBEs and WBEs, not rejecting them without a reasonable basis;

g. the Developer is seeking or has sought to educate and assist LBEs, MBEs and WBEs in obtaining bonding, financing, insurance or other contract requirements; and

h. the Developer is making or has made reasonable efforts to work with minority, women and local contracting, professional, civic and community organizations, government officers and any other organization or persons, as identified by the UG, that provide assistance in the recruitment of LBEs, MBEs and WBEs.

2. Counting of Participation. Only the participation of LBEs, MBEs and WBEs that provide a commercially useful function required for the work of the specific contract shall be counted toward achievement of the goals. The LBE, MBE or WBE must be responsible for the execution of a distinct element of the work by actually performing, managing or supervising its function in the work of the contract and have a signed contract with Proposer. Brokering is not credited. Purchases directly incurred solely to perform the work at or for the benefit of the Destination Casino may be counted.

3. Evaluation of Compliance with Employment Component of Destination Casino Operations and Employment Utilization Plan. During the Term of the Destination Casino Agreement, the extent to which Developer and Management Company fulfill their obligation to use best efforts to hire Local Residents, minorities and women for full-time, part-time and seasonal positions at the Destination Casino, in both management and non-management positions, shall be evaluated by the UG. In evaluating the fulfillment, the UG shall review whether the following best efforts to achieve that goal were made:

a. the Developer and Management Company are seeking or have sought timely assistance of the UG to identify qualified Local Residents, Minorities and Women;

b. the Developer and Management Company are advertising or have advertised contract opportunities in local, minority and women media;

c. the Developer and Management Company are providing or have provided reasonable written notice of opportunities to qualified Local Residents, Minorities arid Women;

d. the Developer and Management Company are or have performed the recruitment and outreach and Local Resident, Minority and Women requirements of Section IV.B.l-3, C.3 and E of this Agreement.

e. the Developer and Management Company are making or have made all reasonable efforts to work with minority, women and local contracting, professional, civic and community organizations, government officers and any other organization or persons, as identified by the UG, that provide assistance in the recruitment of Local Residents, minorities and women.

E.	COMMUNITY OUTREACH.

1. To effectively disseminate the goals of the Destination Casino Operations and Employment Utilization Plan and to effectively involve the community at large, Developer shall:

a. distribute information concerning the Operations and Employment Utilization Plan and summaries of the principles and goals set out in this Utilization Plan, to all persons and entities who contact the Developer to provide goods and services for the ongoing operations of the Destination Casino;

b. distribute letters to employee recruitment agencies located in the Greater Kansas City Metropolitan Area confirming Developer’s equal employment and business policies;

c. distribute Developer’s equal employment policy to each job applicant and employee and post the policy on bulletin boards at the Destination Casino;

d. inform community organizations, especially those with significant minority or women membership, of the principles and goals set out in this Agreement;

e. in advertisements for employment, identify itself as an “Equal Opportunity Employer,” and to the extent that employees are pictured in advertising or communications produced by Developer, show both minorities and women, as well as nonminority men and women;

f. publicize the positive effects of Local Resident, minority and women participation in the Destination Casino by attending:

(1) Wyandotte County job fairs;

(2) events at Wyandotte County schools, colleges or universities;

(3) Wyandotte County conventions; and

(4) Wyandotte County events sponsored by various business associations and economic development networks.

g. Actions or policies directed towards the achievement of these objectives shall be documented and submitted to the Unified Government.

2. To effectively recruit Local Residents, minority and women employees, Developer shall develop a Destination Casino employment opportunity guide that identifies the full range of projected employment opportunities and staffing needs of the Destination Casino. The guide should also contain the preliminary application form and the critical application deadlines.

V.	UG’S ASSISTANCE TO DESTINATION CASINO

The UG will provide assistance to the Developer, Management Company and, where appropriate, Store Operators in fulfilling their goals, as set forth in this Agreement and with respect to procedures described herein. The Developer assumes all responsibility for its efforts in meeting the goals and complying with the procedures and processes set forth herein. The UG assumes no duty or responsibility to the Developer with respect to Developer’s fulfillment of the goals set forth in this Agreement by reason of the provision of assistance to the Developer. Examples of assistance the UG may provide include but are not limited to:

1. providing information and technical assistance to the Developer and its contractors, LBEs, MBEs, WBEs, officials and other interested persons about the Destination Casino;

2. assisting with coordinating and conducting workshops on certification and contracting processes;

3. developing and maintaining a registry of approved firms;

4. assisting with identifying potential LBEs, MBEs, and WBEs and reviewing their qualifications to participate in the Destination Casino;

5. updating the Developer on current or proposed affirmative action legislation enacted by the UG that may affect the Destination Casino;

6. recommending contract specific goals, as appropriate;

7. providing assistance in pre-award activities, such as provision of model or example operation and employment utilization plans and work segmentation;

8. reviewing Developer and contractor performance and LBE, MBE and WBE participation on the Project, including site visits, and/or phone or desk audits to provide input on whether subcontractors listed are performing the work described in the Destination Casino Operation and Employment Utilization Plan;

9. providing advice relative to utilization and compliance matters;

10. conducting compliance reviews and audits of LBE, MBE and WBE and participation;

11. assisting the Developer in addressing issues related to the goals and procedures set forth in this Agreement;

12. reviewing complaints from LBEs, MBEs WBEs, contractors and any other interested persons regarding these goals and procedures;

13. assisting in the Developer’s development of forms to document compliance with these procedures; and

14. review and approve utilization plans.

VI.	DEVELOPER COMPLIANCE RECORDS AND REPORTS.

A. Records. Developer shall maintain those records as may reasonably be required to demonstrate compliance with the goals and procedures set forth in this Agreement. These records shall be available to the UG upon reasonable notice.

B. Construction Utilization Plan Reports. Developer shall update the Destination Casino Construction Utilization Plan monthly on the form attached hereto as Attachment B. In addition, each monthly report shall include the following for each LBE, MBE or WBE whose participation is utilized by Developer to be applied to the goals set forth herein: business name and address of each LBE, MBE and WBE; and a brief description of the work to be performed by each. Developer also shall document the change orders to contracts awarded in each monthly report.

C. Operating Contracts and Employment Utilization Plan Reports. During the first three years of operations. Developer shall provide quarterly reports detailing its performance in fulfilling the operating contract and employment goals of Sections IV.A.1.a. This report shall be submitted on the form attached hereto as Attachment C. The quarterly report shall be submitted to the UG on the 45th day after the end of each quarter. Thereafter, during the Term of the Destination Casino Agreement, Developer shall provide annual reports to the UG. The annual report shall be submitted to the UG on the 15 day of February of each year. This report shall be on a form approved or provided by the UG. Upon request by the UG, additional information will be provided to substantiate information included in the reports. Each quarterly and annual report shall summarize the total Dollar value of all contracts awarded and the total Dollars spent with and percentages of contracts awarded to LBEs, MBEs and WBEs respectively, categorized by procurement category, and the number and percentages of local businesses, minorities and women and the percentages of hiring of women and minorities, respectively, categorized by management and non-management positions.

D. Quarterly Diversity Meetings. During the first three years of operations. Developer or its representative shall attend (and for Improvements and Public Improvements undertaken or constructed by Developer, the Developer shall require that its general contractor or construction manager attend) the UG’s regularly-held-quarterly diversity meetings to discuss progress on meeting the goals of this Agreement and those quarterly reports referenced above in this Section IV.

VII.	PROJECT COMPLIANCE EVALUATION.

A. Annual Review. During the first three years of operations of the Destination Casino, the UG shall prepare and deliver quarterly reports to the Developer. Thereafter, during the Term of the Destination Casino Agreement, the UG shall prepare and deliver annual reports to the Developer. These reports shall detail and evaluate compliance with these policies and procedures and Developer’s progress towards meeting these goals, and recommend any changes to the Utilization Plan(s) to further their purposes and commitments.

B. Five Year Review. Commencing on the fifth year following the opening of the Destination Casino and every five years thereafter, during the Term of the Destination Casino Agreement Developer shall, at its sole cost and expense, retain an independent consultant qualified to evaluate the goals expressed herein for purposes of determining whether the goals stated herein continue to be reasonable and achievable (the “Five Year Review). If, based upon the consultant’s analysis, the consultant recommends that any of the goals contained herein should be modified, Developer shall certify the Five Year Review to the UG and the applicable goal shall automatically be revised.

C. Remedies.

1. Subject to the provisions of Section 10.3 of the Destination Casino Agreement, if Developer should fail to provide a report required by this Agreement, and fail to cure such failure within fourteen (14) days after receipt of written notice from the UG, then such failure to cure shall constitute an event of default and the UG shall have those remedies set forth in the Destination Casino Agreement.

2. If, after reviewing Developer’s reports, UG reasonably believes that the participation goals contained in this Agreement have not been met, and that the efforts described herein have not been met, then the UG shall inform the Developer of this determination in writing. Remedies shall be available as set forth in the Destination Casino Agreement.

UNIFIED GOVERNMENT OF WYANDOTTE COUNTY/KANSAS CITY, KANSAS

By:
Dennis M. Hays
County Administrator
Date:

Pinnacle Entertainment, Inc.

By:	/s/ Wade Hundley
Name:	Wade Hundley
Title:	President
Date:	09-21-07

Attachment A
Unified Government	Date:
Project Utilization Plan
Project Name:

Bid Package	Estimated Contract Value	Estimated LBE Value	Estimated LBE %	Estimated MBE Value	Estimated MBE %	Estimated WBE Value	Estimated WBE %	Total Combined Value	Total Combined %

DIVERSITY TOTAL	0			0	# DIV/0!	0	#REF!

MINORITY AND WOMEN EMPLOYEES

List the name, address, trade, classification, date hired, sex and ethnic origin for each minority/women employed by your company.

Name & Address	Trade	Classification	Date Hired	Sex	Ethnic Origin